SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it is registered under and pursuant to the provisions of
Section 8(a) of The Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

                           Institutional Portfolio

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                           388 Greenwich Street
                           New York, NY 10013

TELEPHONE NUMBER (INCLUDING AREA CODE):

                           1-800-451-2010

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                           Robert I. Frenkel
                           7 World Trade Center
                           New York NY 10048

                           copies to:

                           Roger P. Joseph
                           Bingham Dana LLP
                           150 Federal Street
                           Boston, Massachusetts 02110


Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes      X                                  No

                                   SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the city of New York and the State of New York on the 8th day of June, 2001.

                                             INSTITUTIONAL PORTFOLIO


                                             By:/s/Heath B. McLendon
                                                -------------------------------
                                                Heath B. McLendon
                                                President


ATTEST:


/s/Thomas C. Mandia
----------------------
THOMAS C. MANDIA
Assistant Secretary